SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2003

FIRST INDIA DIVERSIFIED HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

0-30440
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(Commission File Number)

22-3537927
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(IRS Employer Identification No.)

Suite 40, 1010 University Avenue, San Diego, CA 92103
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(Address of Principal Executive Offices) (Zip Code)

(619) 227-0164
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 1.  CHANGE IN CONTROL OF REGISTRANT

On July 17, 2003, the controlling interest in the Registrant, totaling 51,000,000 shares of common stock, was sold to David R. Koos, a California resident, by Virtucon, Inc. for cash and a secured promissory note totaling $285,000. The note is secured by a security interest in the 51,000,000 shares comprising 83.6% of all of the issued and outstanding common stock of the Registrant.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On July 17, 2003, the Company's new Board of Directors, comprised of David R. Koos and Marc Pilkington, adopted a resolution recommending that an Amendment to Registrant's Certificate of Incorporation be adopted by the shareholders at a meeting to be held on August 22, 2003, changing the name of Registrant to Cell Bio-Systems, Inc. and reverse splitting 1 for 4 Registrant's common stock. Also on July 17, 2003, the Registrant obtained an assignment from a related party allowing the Registrant to manufacture, market and sell disposable cannulas for use in liposuction.

Marc H. Pilkington is 47 years old and is a director, the President and CEO of the Registrant.  Mr. Pilkington was the President of Cell Bio-Systems, Inc., a private Delaware corporation in the bio-medical device business, from 2002 to 2003 and was President of Tulip Medical, Inc., a bio-medical device manufacturer, from 1998 to 2001.  He was also an independent insurance agent from 2001 to 2002. Mr. Pilkington is the co-inventor of the patented super-luer connection system.  This is one of the main bio-medical devices that Registrant intends to refine.  Mr. Pilkington graduated with a B.S. degree in Professional Engineering from Embry Riddle Aeronautical University, Prescott, Arizona in January, 1989.

David R. Koos is 45 years old and is a Director, Chief Financial Officer and Corporate Secretary.  Mr. Koos has been involved with investment banking, venture capital and investor relations for the past 20 years.  He is and has been the founder and President of Venture Bridge, Inc., a corporation engaged in the business of developing biotechnology companies and is based in San Diego, California, from November, 2001 to Present, and was and has been a co-founder, Chief Financial Officer and Corporate Secretary of Cell Bio-Systems, Inc., a Delaware corporation engaged in the bio-medical device business from July, 2001 to the present.  He also is and has been the founder and managing director of Venture Bridge Advisors, Inc., a venture capital and compliance consulting firm in San Diego, California, from March, 2002 to the present. He is also the founder and has been managing director of Rosemont Venture Partners, Ltd., a consulting business located in San Diego, California from July, 1999 to Present.  He was a Vice President, Investments, at Amerivet Securities, Inc., a licensed securities broker dealer located in Santa Monica, California from November, 2000 to May, 2002. He was also self-employed as a business consultant in San Diego, California from April, 1999 to July, 1999. He was a Vice President , Investments with Meridian Capital Group, Inc., a licensed securities broker dealer in Newport Beach, California from June, 1998 to January, 1999.  Mr. Koos graduated with a M.A. in Sociology from the University of California (Riverside) in June, 1983. He holds NASD Series 7 and 24 licenses. In June 2001, the NYSE found that while he was at Everen Securities, Mr. Koos had engaged in excessive, unsuitable and discretionary trading in a client's account and suspended him from association with the NYSE and its affiliates for a period of 18 months.  Rather than incurring any further legal expenses, Mr. Koos agreed to accept the suspension even though he maintains his innocence in any wrongdoing.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First India Diversified Holdings, Inc. a New York corporation

By: Marc Pilkington ------------------------ Marc Pilkington President

DATED: July 17, 2003